UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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       Date of report (Date of earliest event reported): March 31, 2006

                            REINHOLD INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

        DELAWARE                          0-18434                  13-2596288
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(State or other jurisdiction        (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

12827 East Imperial Highway, Santa Fe Springs, California                 90670
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          (Address of Principal Executive Offices)                    (Zip Code)

                                 (562) 944-3281
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              (Registrant's telephone number, including area code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b)
   under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

REINHOLD INDUSTRIES ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS


SANTA FE SPRINGS, CA, Thursday, August 10, 2006 Reinhold Industries,
Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced financial results for the second quarter 2006. Comparative 2005 results have been adjusted to remove NP Aerospace Ltd. from continuing operations. NP Aerospace was sold in November 2005.

         Second quarter 2006 revenues were $9.1 million, up $1.6 million (21%) from second quarter 2005. Sales in the Aerospace business unit increased by $0.5 million (10%) due primarily to additional sales of rocket nozzles related to the Ballistic Missile Defense System. Sales in the Seating Products business unit increased by $0.9 million (65%) compared with the second quarter of 2005 due to a surge in aircraft seating demand from our largest customer and production quantity sales to a new customer. Sales in the Commercial business unit increased by $0.1 million (12%) due primarily to additional shipments of sheet molding compound.

      In the first six months of 2006, revenues were $18.7 million, up $4.1 million (28%) compared to 2005. Sales in the Aerospace business unit increased by $1.2 million (12%) to $11.4 million due primarily to additional sales of components related to the Minuteman III Propulsion Replacement Program. Sales in the Seating Products business unit increased by $2.8 million (104%) to $5.5 million due to the reasons stated above. Sales in the Commercial business unit increased by $0.1 million (4%) to $1.9 million due primarily to increased selling prices.

      Income from continuing operations for the first six months of 2006 was $2.2 million, up $2.3 million compared to 2005. The effective tax rate for the first six months of 2006 was 40% compared to 106% in 2005 due primarily to the impact of repatriated foreign income in 2005.

      Income from discontinued operations for the first six months of 2006 was zero compared to $3.5 million in 2005. Income from discontinued operations in the first six months of 2005 includes financial results from NP Aerospace Ltd., which was sold in November 2005.

         Net income for the first six months of 2006 was $2.2 million, or $0.67 per diluted share, compared to net income of $3.4 million, or $1.04 per diluted share in 2005. Net income in 2005 includes the operating results for NP Aerospace. NP Aerospace was sold in November 2005.

         "For both the second quarter and year to date, all product lines improved their profitability compared to 2005" said Michael T. Furry, President and CEO of Reinhold.

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.


                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                                               Three Months Ended                   Six Months Ended
                                               6/30/06     6/30/05                6/30/06      6/30/05
------------------------------------------------------------------------------------------------------
Sales                                           $9,067      $7,496                $18,746      $14,677
Income from continuing operations
  before income taxes                            1,690         892                  3,696        1,724
Income (loss) from continuing
  operations                                     1,010         (52)                 2,217         (106)
Income from discontinued
  operations                                         -       1,790                      -        3,539
Net income                                      $1,010      $1,738               $  2,217       $3,433

Diluted EPS- continuing operations              $ 0.31      ($0.02)                 $0.67       ($0.03)
Diluted EPS                                     $ 0.31       $0.53                  $0.67        $1.04


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  REINHOLD INDUSTRIES, INC.


Date:  August 10, 2006            By:   /s/ Brett Meinsen
                                  -------------------------

                                  Name:  Brett Meinsen
                                  Title:    Treasurer